UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported): May 24, 2007 (May 22, 2007)

                           U.S. PHYSICAL THERAPY, INC.
             (Exact name of registrant as specified in its charter)

            Nevada                    1-11151                  76-0364866
--------------------------------      -------           ------------------------
(State or other jurisdiction of   (Commission File          (I.R.S. Employer
 incorporation or organization)       Number)              Identification No.)


1300 West Sam Houston Parkway South, Suite 300, Houston, Texas        77042
---------------------------------------------------------------     ----------
    (Address of Principal Executive Offices)                        (Zip Code)

       Registrant's telephone number, including area code: (713) 297-7000


         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act
    (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 5.02  Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2007 Bonus Plan

     On May 22, 2007, the Compensation Committee of the Board of Directors of U.S. Physical Therapy, Inc. (the "Company") approved the performance criteria that will be used to determine executive officer cash bonus awards for the 2007 Fiscal Year ("2007 Executive Officer Incentive Plan") for the Company's Chief Executive Officer, Chief Financial Officer and Chief Operating Officer (the "Participants"). Under the 2007 Executive Officer Incentive Plan, the Participants can earn up to 50% of the Participant's base salary depending on target levels of growth in net earnings from continuing operations over the 2006 Fiscal Year ("Objective Portion of Bonus Calculation") and up to 50% of the Participant's base salary based on a subjective determination of the Compensation Committee of the Board utilizing certain performance criteria including: stock price performance, same store growth, clinic productivity improvements, management development, operational performance relative to the external environment, accretive acquisitions, clinic development including number and quality of new partners recruited, sales and marketing, regulatory compliance, maintaining adequate internal controls, investor relations, quality of earnings, and cash flow including accounts receivable management.

Restricted Stock Grants

     On May 22, 2007, the Compensation Committee of the Board of Directors of the Company also granted 2,500 shares of restricted Company common stock to each of the Company's eight non-employee directors (Daniel C. Arnold, Mark J. Brookner, Bruce D. Broussard, Dr. Bernard A. Harris, Jr., Marlin W. Johnston, J. Livingston Kosberg, Jerald L. Pullins and Clayton K. Trier). The shares of restricted Company common stock vest 1/12th on the last day of each month following grant beginning on May 31, 2007, provided the non-employee director is still on the Company's Board on such dates. The restricted stock awards are subject to the terms and conditions of a Restricted Stock Agreement entered into with each non-employee director, a form of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference, and the forgoing description is qualified in its entirety by reference to such document.

Employment Agreements

     On May 24, 2007, we entered into a new employment agreement with Glenn D. McDowell (the "McDowell Employment Agreement"). Under the McDowell Employment Agreement, Mr. McDowell continues to be employed as Chief Operating Officer. The McDowell Employment Agreement is for a term that expires on December 31, 2009, and Mr. McDowell's base annual salary is $195,000, subject to periodic review and adjustment. Mr. McDowell is eligible to receive annual cash bonuses payable in accordance with the McDowell Employment Agreement or at the discretion of our Board of Directors (which has delegated such responsibility to the Compensation Committee of the Board) and is entitled to participate in any employee benefit plans adopted by the Company.

     The McDowell Employment Agreement may be terminated by the Company prior to the expiration of its term in the event Mr. McDowell's employment is terminated for "cause" (as defined in the McDowell Employment Agreement). If a "change in control" (as defined in the McDowell Employment Agreement) occurs and Mr.
McDowell does not continue as our Chief Operating Officer after the change of control, Mr. McDowell will be entitled to a change of control benefit of

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$283,333. If the employment of Mr. McDowell is terminated by the Company without
"cause" or by the Mr. McDowell for "good reason," he would be entitled to receive the compensation then in effect for the remainder of the term of the agreement and the greater of (i) the bonus paid or payable to Mr. McDowell with respect to the last fiscal year completed prior to the termination or (ii) the average of the bonuses paid to Mr. McDowell over the last three fiscal years of employment ending with the last fiscal year prior to termination.

     On May 24, 2007, we also entered into amended and restated employment agreements with each of Messrs. Reading and McAfee that superseded the employment agreements of Messrs. Reading and McAfee that were effective on November 1, 2004. The only material revision to Mr. Reading's and Mr. McAfee's agreements was to change the expiration date from November 1, 2009 to December 31, 2009.

     The forgoing descriptions are not intended to be exhaustive and are qualified in their entirety by reference to the applicable employment agreements which are filed as Exhibits 10.2, 10.3 and 10.4 hereto and are incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(a) None.

(b) None.

(c) None.

(d) Exhibits

Exhibit No.                     Description
-----------      ---------------------------------------------
10.1             Form of Restricted Stock Agreement
10.2             Employment Agreement dated May 24, 2007, between U.S.
                 Physical Therapy, Inc. and Glenn D. McDowell.
10.3             Amended and Restated Employment Agreement dated May 24, 2007, between U.S. Physical Therapy, Inc. and Christopher J. Reading.
10.4             Amended and Restated Employment Agreement dated May 24, 2007, between U.S. Physical Therapy, Inc. and Lawrance W. McAfee.




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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 U.S. PHYSICAL THERAPY, INC.


Dated: May 24, 2007              By:  /s/ LAWRANCE W. MCAFEE
                                    ------------------------
                                       Lawrance W. McAfee
                                     Chief Financial Officer
                          (duly authorized officer and principal financial
                                     and accounting officer)